EXHIBIT 99.2

FOR IMMEDIATE RELEASE

PHOENIX INDIA ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, April 5, 2006 - Phoenix India Acquisition Corp. (OTC Bulletin Board: PXIAU) announced today that it consummated its initial public offering of 7,079,687 units on April 5, 2006, which amount included the exercise in full of the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit. The initial public offering, together with the Company’s recently announced private placement, generated aggregate gross proceeds of $57,387,496 to the Company. Rodman & Renshaw, LLC acted as lead manager and I-Bankers Securities, Inc. acted as co-manager of the initial public offering.

Audited financial statements as of April 5, 2006 reflecting receipt of the proceeds of the initial public offering and the private placement will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on or prior to April 11, 2006.

Phoenix India Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more unidentified operating businesses in the information technology, information technology enabled services or information technology enabled product industries (IT/ITES/ITEP) including companies in the knowledge process outsourcing, or KPO, and business process outsourcing, or BPO, sectors in India.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, New York, NY 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.